UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934
GameStop Corp.
(Exact name of registrant as specified in its charter)

Delaware	20-2733559
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
625 Westport Parkway Grapevine, TX	76051
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Warrants to Purchase Common Stock, par value $0.001 per share	New York Stock Exchange
(Title of each class to be so registered)	(Name of exchange on which each Class is to be registered)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable
Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1.Description of Registrant’s Securities to be Registered.
The securities to be registered hereby are warrants (the “Warrants”) to be distributed to holders (the “Holders”) of common stock, par value $0.001 per share (“Common Stock”), of GameStop Corp., a Delaware corporation (the “Registrant”), as of October 3, 2025 (the “Record Date”). Holders may exercise their Warrants for shares of Common Stock as specified under the terms of the warrant agreement to be entered into between the Registrant and Computershare Trust Company, N.A. as Warrant Agent (the “Warrant Agreement”), the form of which is included as Exhibit 4.1 hereto.
The Registrant will distribute the Warrants on or about October 7, 2025 (the “Distribution Date”), to Holders as of the Record Date.
The Registrant has applied to list the Warrants to be registered hereby on the New York Stock Exchange (the “NYSE”) under the symbol “GME WS”.
On the Distribution Date, Holders will receive one Warrant for every ten shares of Common Stock they hold as of the Record Date. Holders of the Registrant’s 0.00% Convertible Senior Notes due 2030 and 0.00% Convertible Senior Notes due 2032 (together, the “Convertible Notes”) will also receive, at the same time and on the same terms as Holders of Common Stock, Warrants without having to convert such Holder’s Convertible Notes as if such Holder held a number of shares of Common Stock equal to the product of (i) the conversion rate applicable to the Convertible Notes in effect on the Record Date, and (ii) the aggregate principal amount (expressed in thousands) of Convertible Notes held by such noteholder on such date.
No fractional Warrants will be issued, and any such fractions that would otherwise be issuable will be rounded down as set forth in the Warrant Agreement. For example, shareholders who own 2, 166 or 333 shares of Common Stock would receive zero, 16 and 33 warrants, respectively. Similarly, Warrants issued to noteholders in the distribution will be subject to similar rounding down.
Each Warrant will initially entitle the Holder to purchase, at the Holder’s sole and exclusive election, at a cash exercise price of $32.00 (the “Exercise Price”), one share (as adjusted as described below, the “Warrant Exercise Rate”) of Common Stock.
The Warrants will expire and cease to be exercisable at 5:00 p.m. New York City time on October 30, 2026 (the “Expiration Date”).
The Warrant Exercise Rate is subject to certain adjustments for events including: (i) stock dividends, share splits, and share combinations, (ii) rights issuances, (iii) other distributions, (iv) spin-offs, (v) cash dividends and (vi) tender or exchange offers, in each case as set forth in the Warrant Agreement.
The distribution of the Warrants has not been registered under the Securities Act of 1933, as amended, (the “Securities Act”) because the issuance of a dividend in the form of a Warrant for no consideration is not a sale or disposition of a security or interest in a security for value pursuant to Section 2(a)(3) of the Securities Act. The Registrant will file a prospectus supplement under its shelf registration statement registering the shares of Common Stock underlying the Warrants.

The description of the Warrants contained in a form of prospectus or prospectus supplement relating to the Warrants subsequently filed by the Registrant pursuant to Rule 424(b) under the Securities Act shall be deemed to be incorporated by reference herein.
Item 2.Exhibits.
The following exhibit is filed as part of this registration statement:

No.	Exhibit
4.1	Form of Warrant Agreement between Computershare Inc., and its affiliate, Computershare Trust Company, N.A. and the Registrant (including the form of Warrant)

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SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
GAMESTOP CORP.
Date: October 6, 2025    By: /s/ Daniel Moore
Name: Daniel Moore
Title: Principal Financial and Accounting
Officer

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